Issuer Free Writing Prospectus September 17, 2007 Filed pursuant to Rule 433 Registration Statement No. 333-133541

Final Term Sheet

Issuer: San Diego Gas & Electric Company

Aggregate principal amount offered: $250,000,000

Ratings: A1/A+/AA (Moody’s/Standard & Poor’s/Fitch)

Coupon: 6.125%

Maturity: September 15, 2037

Yield to Maturity: 6.148%

Spread to Benchmark Treasury: +142 basis points

Benchmark Treasury: 4.75% due February 15, 2037

Benchmark Treasury Price and Yield: 100-11 and 4.728%

Interest Payment Dates: March 15 and September 15, beginning on March 15, 2008

Optional Redemption Provision: Make Whole Call UST + 25 basis points

Price to Public: 99.688%

Net proceeds to Issuer (after underwriting discount, but before expenses): $247,032,500

Format: SEC Registered

Transaction Date: September 17, 2007

Settlement Date: September 20, 2007

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Calyon Securities (USA) Inc. Wachovia Capital Markets, LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated Blaylock & Company, Inc. Guzman & Company Loop Capital Markets, LLC Utendahl Capital Partners, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and supplement thereto in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Calyon Securities (USA) Inc. collect at 1-212-261-3589 or Wachovia Capital Markets, LLC toll free at 1-866-289-1262.